UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                 March 19, 2007
Date of Report (Date of earliest event reported)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on March 20, 2007, Glenn F. Tilton resigned from our Board of Directors. Mr. Tilton was a member of the Compensation Committee of the Board of Directors.

Item 8.01. Other Events.

As announced, on March 14, 2007, we entered into an agreement with Citibank, N. A. (“Citibank”) to purchase shares of our common stock for an aggregate purchase price of $350 million under an accelerated stock buyback program. Pursuant to the agreement, the period for determining the minimum and maximum number of shares to be purchased ended on March 16, 2007. The minimum has been set at approximately 4.8 million shares and the maximum has been set at approximately 5.9 million shares. Citibank delivered approximately 4.8 million shares to us on March 16, 2007. Additional shares may be delivered to us at the end of the program, depending on the price of our shares during the remainder of the program, which is expected to conclude in the third quarter of 2007.

In the ordinary course of their business, Citibank and its affiliates have engaged, and may in the future engage, in financial advisory and/or investment banking transactions, custody and other bank service relationships, and distribution arrangements with LNC and its affiliates, including participating as a lender under LNC’s bank lines and as an underwriter in LNC’s recent offerings of its $500,000,000 6.05% Capital Securities due 2067 and $250,000,000 Floating Rate Senior Notes due 2010. They have received and will receive customary fees and commissions for these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation

By:	/s/ Frederick J. Crawford
Frederick J. Crawford
Senior Vice President and
Chief Financial Officer

Date: March 20, 2007